Exhibit 99.1

Atlantic Coast Federal Corporation Announces Branch Opening in Julington Creek,
                                    Florida

    WAYCROSS, Ga.--(BUSINESS WIRE)--Oct. 27, 2006--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced the opening of a new branch office in St. Johns County, midway between Jacksonville and St. Augustine. The new branch is Atlantic Coast Bank's eighth location in the greater Jacksonville area.

    Situated at the corner of Race Track Road and Flora Branch Road, the Julington Creek branch is conveniently located just minutes from many of Jacksonville's newest communities. The full-service office offers convenient banking hours, drive-thru service, an ATM, safe deposit boxes, a night depository, and a PC banking area designated for customers' access. Randy Turpin is the branch manager.

    Commenting on the branch opening, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to announce the Bank's continued growth in Jacksonville and the expansion of our banking footprint southward into fast-growing St. Johns County. This area is a focal point for residential development as Jacksonville grows and it is attracting young, prosperous families that give the area strong demographic characteristics. We think it's a great place to be and we look forward to bringing our style of community banking to Julington Creek."

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $779 million in assets as of June 30, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Bank expects to open an additional branch in St. Johns County, Florida, in the coming year.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376